IMMUCOR, INC.

EXHIBITS

Exhibit 11.1  Statement re computation of per share earnings.

Primary income per share calculations:
                                Three Months Ended     Nine Months Ended
                               Feb. 28,    Feb. 29,   Feb. 28,     Feb. 29,
                                 1997       1996       1997         1996


Net income                     $344,225   $788,156    $1,424,113  $2,334,116


Weighted average number of common
shares and common share
equivalents are as follows:
Weighted average common shares
  outstanding                 8,075,767  7,907,620     8,061,960  7,830,203

Shares issued from assumed exercise of
  dilutive options and warrants 442,878    745,471       526,360    780,028

Weighted average number of shares
  outstanding (as adjusted)   8,518,645  8,653,091     8,588,320  8,610,231



Net income per common
  and common equivalent share     $0.04      $0.09      $0.17      $0.27



Fully diluted income per share calculations:
                              Three Months Ended       Nine Months Ended
                              Feb. 28,   Feb. 29,     Feb. 28,   Feb. 29,
                                1997       1996         1997       1996


Net income                     $344,225   $788,156  $1,424,113  $2,334,116


Weighted average number of common
shares and common share
equivalents are as follows:
Weighted average common shares
  outstanding                 8,075,767  7,907,620    8,061,960  7,830,203

Shares issued from assumed exercise of
  dilutive options and warrants 442,878    976,944      537,223    971,085

Weighted average number of shares
  outstanding (as adjusted)   8,518,645  8,884,564    8,599,183  8,801,288

Net income per common
  and common equivalent share     $0.04      $0.09      $0.17      $0.27

Note: shares issued from assumed exercise of options and warrants include the numberof incremental shares which result from applying the "treasury stock method" for options and warrants.